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EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Advanced Communications Group, Inc.

    We consent to incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-71273, 333-71275, 333-71277 and 333-71283) of our
report dated February 10, 1999 relating to the consolidated balance sheets of Advanced Communications Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997, and for the period from inception (June 6, 1996) through December 31, 1996, and the related schedule, which report appears in the December 31, 1998 Annual Report on Form 10-K of Advanced Communications Group, Inc.

KPMG LLP
St. Louis, Missouri
March 31, 1999

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